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                                                                   EXHIBIT 4.6.1

                                    AGREEMENT

      THIS AGREEMENT is made and entered into as of the 31ST DAY OF DECEMBER, 2004, by and between VIACELL, INC., a corporation organized and existing under the laws of the State of Delaware (as successor to t.Breeders, Inc.), having an office at 245 First St, Cambridge, MA 02142 ("ViaCell"), and ARE-ONE INNOVATION DRIVE, LLC, a limited liability company organized and existing under the laws of the State of Delaware ("ARE-One"). ViaCell and ARE-One are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

       WHEREAS, the Parties entered into that certain letter agreement dated February 24, 2000 (the "2000 Letter Agreement") providing for certain rights of ARE-One to purchase securities of ViaCell;

      WHEREAS, ViaCell is proposing to engage in an initial public offering of its common stock, and, in order to facilitate the occurrence of such offering, both Parties agree that it would be in their mutual interests that the 2000 Letter Agreement be terminated;

      IN CONSIDERATION thereof, the Parties hereto agree as follows:

      1. Termination of the 2000 Letter Agreement between the Parties. Effective immediately, the 2000 Letter Agreement shall terminate and on and after the date hereof shall cease to be given force or effect by either of the Parties.

      2. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.

      3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first above written.

ARE-ONE INNOVATION DRIVE, LLC,           VIACELL, INC.,
A DELAWARE LIMITED LIABILITY COMPANY     A DELAWARE CORPORATION

    By: AREE-HOLDINGS, L.P., a               By:  /s/ STEPHEN DANCE
        Delaware limited partnership,            ------------------
        managing member                          Stephen Dance
                                                 Chief Financial Officer and
                                                 Vice President, Finance

        By:ARE-GP HOLDINGS QRS
           CORP., a Delaware
           Corporation, general partner

           By: [SIGNATURE ON FILE]